Exhibit 5.1

July 30, 2026

Frequency Electronics, Inc.

55 Charles Lindbergh Blvd.

Mitchel Field, New York 11553

Frequency Electronics, Inc.

Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Frequency Electronics, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-297549) (the “Registration Statement”), which was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of (a) up to $100,000,000 in aggregate offering price of the Company’s common stock, par value $1.00 per share (the “Common Stock”), and certain of its other securities, that may be offered and sold from time to time by the Company and (b) up to 1,000,000 shares of Common Stock that may be offered and sold from time to time by certain selling stockholders, which Registration Statement was declared effective by the SEC on July 21, 2026, and (ii) the issuance and sale by the Company of 1,086,957 shares of Common Stock (the “Company Shares”) and the sale by the selling stockholders (the “Selling Stockholders”) named in the Prospectus Supplement (as defined below) of 652,174 shares, in each case, pursuant to the Underwriting Agreement, dated as of July 28, 2026 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders and Morgan Stanley & Co. LLC, as representative of the several underwriters named in Schedule II thereto (the “Underwriters”), as described in the Company’s prospectus, dated July 21, 2026, included in the Registration Statement (the “Base Prospectus”), and the final prospectus supplement, dated July 28, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Base Prospectus;

(c)	the Prospectus Supplement; and

(d)	the Underwriting Agreement.

In addition, we have examined and relied upon the following:

(i)	a certificate from the Secretary of the Company certifying as to (A) true and correct copies of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated By-Laws of the Company (together with the Certificate of Incorporation, the “Organizational Documents”) and (B) the resolutions of the Company’s Board of Directors and pricing committee thereof authorizing, among other things, the filing of the Registration Statement, the offering and sale of the Company Shares and the execution and delivery of the Underwriting Agreement and the performance of its obligations thereunder (the “Authorizing Resolutions”);

(ii)	a certificate, dated July 30, 2026, issued by the Secretary of State of the State of Delaware, attesting to the corporate status of the Company in the State of Delaware (the “Delaware Certificate”); and

(iii)	originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the Delaware General Corporation Law (“DGCL”).

McGuireWoods LLP | www.mcguirewoods.com

Atlanta | Austin | Baltimore | Charlotte | Charlottesville | Chicago | Dallas | Houston | Jacksonville | London | Los Angeles - Century City | New York | Norfolk | Pittsburgh | Raleigh | Richmond | San Francisco | Seattle | Tysons | Washington, D.C.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Underwriting Agreement and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate and complete with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Signatures; Legal Capacity. The signatures of individuals who have signed the Underwriting Agreement, or will sign any document required or permitted to be delivered thereunder, are genuine. All individuals who have signed the Underwriting Agreement, or will sign any document required or permitted to be delivered thereunder, have the legal capacity to execute the Underwriting Agreement or such other document.

(d) Underwriting Agreement Binding. The Underwriting Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(e) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the offer and sale of the Company Shares contemplated by the Registration Statement and the Prospectus. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Underwriting Agreement.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the State of Delaware and is in good standing under such laws.

2. Validity of Company Shares. The Company Shares are validly issued, fully paid and nonassessable.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. This opinion letter is given as of the date hereof, and we undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed with the SEC on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to references to us under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Company Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP